Exhibit 99.1

Excel Trust Signs Contract to Purchase San Diego Property with Shares

SAN DIEGO—(BUSINESS WIRE)—Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), has signed a contract to purchase a 100,511 square foot net leased property in San Diego (San Marcos), California for approximately $23.6 million. Excel Trust estimates that the current annual net operating income is $2.18 million. The property is 100% leased by Edwards Theatres, a subsidiary of the Regal Entertainment Group. Excel Trust intends to assume upon closing the existing mortgage of approximately $12.5 million at an interest rate of 6.74%. The purchase price, excluding assumed debt, will be payable in the form of Operating Partnership Units initially valued at $14.00 per unit. These units can be exchanged for shares of the company’s common stock at a future date. In a three and five mile radius the average household incomes are estimated to be $85,714 and $95,765 respectively (Source: Claritas, 2011).

Spencer Plumb, President and COO, commented, “We continue to execute on our strategy of buying well positioned properties located in pockets of strength. This transaction demonstrates the flexibility of our UPREIT structure, which allows us to issue OP units to provide tax advantages to the seller and achieve attractive pricing for Excel.”

About Excel Trust, Inc.

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.

SOURCE: Excel Trust, Inc.

Excel Trust, Inc.

Matt Romney, SVP, Capital Markets

858-613-1800

info@exceltrust.com

www.exceltrust.com